EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record First Quarter EPS of $0.34 versus $0.09 Last Year;
Comparable Store Sales Increase 9.3% and Total Sales Rise 19.9%

Warrendale, PA, May 13, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the first quarter ended May 1, 2004. Management also stated that at this time they are comfortable with the current second quarter First Call mean estimate of $0.22 per share. Additionally, if sales momentum continues and the markdown rates remain low, there could be upside to the First Call mean.

  Total sales increased 19.9% to $350.0 million from $291.9 million for the quarter ended May 3, 2003.
  Sales for the first quarter 2004 included $17.8 million from the Bluenotes/Thriftys operation, compared to $15.8 million for the corresponding period last year.
  Comparable store sales for the American Eagle Outfitters stores increased 9.8% for the quarter ended May 1, 2004.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 9.3% when compared to the corresponding period last year.
  Net income for the quarter increased 292% to $25.1 million, or $0.34 per share on a diluted basis, from net income of $6.4 million, or $0.09 per share on a diluted basis last year.

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At 9:00 a.m. EST, on May 13, 2004, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning May 13th at 1:00 p.m. EST through May 31st. To listen to the replay, dial 1-800-642-1687 and reference confirmation code #6301788. An audio replay of the conference call will also be available at www.ae.com until August 12th.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 748 AE stores in 49 states, the District of Columbia and Puerto Rico, 64 AE stores in Canada, and 108 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings.  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control.  Such factors include, but are not limited to the risk that our second quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	(Unaudited)		(Unaudited)
	May 1, 2004	January 31, 2004	May 3, 2003
ASSETS
Cash and cash equivalents and short-term investments	$326,268	$337,812	$214,021
Merchandise inventory	146,786	120,586	146,205
Other current assets	76,840	67,225	74,401
Total current assets	549,894	525,623	434,627
Property and equipment, net	277,193	278,689	270,903
Goodwill, net	10,136	10,136	23,614
Other assets, net	51,826	50,623	30,882
Total Assets	$889,049	$865,071	$760,026

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$68,777	$71,330	$60,769
Accrued compensation and payroll taxes	22,546	14,409	14,962
Accrued rent	30,778	30,985	27,291
Accrued income and other taxes	18,152	28,669	18,449
Unredeemed stored value cards and gift certificates	18,181	25,785	16,195
Current portion of note payable	4,832	4,832	4,528
Other current liabilities	13,091	13,025	9,931
Total current liabilities	176,357	189,035	152,125
Note Payable	12,660	13,874	16,019
Other non-current liabilities	20,516	18,492	5,836
Total non-current liabilities	33,176	32,366	21,855
Total stockholders' equity	679,516	643,670	586,046
Total Liabilities and Stockholders' Equity	$889,049	$865,071	$760,026

Current Ratio	3.12	2.78	2.86

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	May 1, 2004	May 3, 2003

Net sales	$350,025	$291,858
Cost of sales, including certain buying,
occupancy and warehousing expenses	200,156	185,870
Gross profit	149,869	105,988
Selling, general and administrative expenses	95,180	82,856
Depreciation and amortization	14,622	13,416
Operating income	40,067	9,716
Other income, net	977	641
Income before income taxes	41,044	10,357
Provision for income taxes	15,937	3,954
Net income	$25,107	$6,403

Basic income per common share	$0.35	$0.09
Diluted income per common share	$0.34	$0.09

Weighted average common shares outstanding - basic	71,506	71,056
Weighted average common shares outstanding - diluted	73,247	71,991

Total square footage at end of period:

American Eagle Outfitters Stores	4,285,182	3,883,468
Bluenotes/Thriftys Stores	349,661	353,325

Store count at end of period:

American Eagle Outfitters Stores	809	761
Bluenotes/Thriftys Stores	109	111